Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

American Retirement Corporation

We consent to incorporation by reference in the Registration Statement Nos. 333-28657, 333-66821, 333-40162, 333-94747 and 333-106669 on Form S-8 of American Retirement Corporation of our report dated March 4, 2004, except for Note 1, which is as June 10, 2004, relating to the consolidated balance sheets of American Retirement Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and all related schedules, which report appears in this Current Report on Form 8-K filed with the Securities and Exchange Comission.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and impairment of long-lived assets and discontinued operations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2004, the Company changed its method of accounting for variable interest entities in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities.”

/s/ KPMG LLP

Nashville, Tennessee
June 10, 2004

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